SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                 (Amendment No.)


                           IKANOS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45173E105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/05
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)


                         (Continued on following pages)


                               Page 1 of 16 Pages

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 2 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL VIII, A DELAWARE LIMITED PARTNERSHIP ("SC VIII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294956
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------------------------------ -------- ----------------------------------

                              5        SOLE VOTING POWER
       NUMBER OF                       0
        SHARES                -------- -----------------------------------------
     BENEFICIALLY             6        SHARED VOTING POWER
     OWNED BY EACH                     2,159,432
       REPORTING              -------- -----------------------------------------
        PERSON                7        SOLE DISPOSITIVE POWER
         WITH                          0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       2,159,432
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,159,432
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             9.1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 3 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII, A DELAWARE LIMITED
             PARTNERSHIP ("SITP VIII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294958
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
         NUMBER OF                     0
          SHARES              -------- -----------------------------------------
       BENEFICIALLY           6        SHARED VOTING POWER
       OWNED BY EACH                   26,782
         REPORTING            -------- -----------------------------------------
          PERSON              7        SOLE DISPOSITIVE POWER
           WITH                        0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       26,782
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                26,782
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 4 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII (Q), A DELAWARE
             LIMITED PARTNERSHIP ("SITP VIII Q")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294957
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
       NUMBER OF                       0
        SHARES                -------- -----------------------------------------
     BENEFICIALLY             6        SHARED VOTING POWER
     OWNED BY EACH                     139,740
       REPORTING              -------- -----------------------------------------
        PERSON                7        SOLE DISPOSITIVE POWER
         WITH                          0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       139,740
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACHREPORTING PERSON

                139,740
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.6%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 5 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SC VIII MANAGEMENT, LLC ("SC VIII LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294955
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
            NUMBER OF         -------- -----------------------------------------
             SHARES           6        SHARED VOTING POWER
          BENEFICIALLY                 2,325,954   shares  of  which   2,159,432
          OWNED BY EACH                shares  are  directly  held  by SC  VIII,
            REPORTING                  26,782  shares are directly  held by SITP
             PERSON                    VIII and 139,740 shares are directly held
              WITH                     by  SITP  VIII  Q.  SC  VIII  LLC  is the
                                       General Partner of SC VIII, SITP VIII and
                                       SITP VIII Q.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       2,325,954   shares  of  which   2,159,432
                                       shares  are  directly  held  by SC  VIII,
                                       26,782  shares are directly  held by SITP
                                       VIII and 139,740 shares are directly held
                                       by  SITP  VIII  Q.  SC  VIII  LLC  is the
                                       General Partner of SC VIII, SITP VIII and
                                       SITP VIII Q.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,325,954
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             9.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 6 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324307
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
     NUMBER OF                         0
      SHARES                  -------- -----------------------------------------
   BENEFICIALLY               6        SHARED VOTING POWER
   OWNED BY EACH                       637,182
     REPORTING                -------- -----------------------------------------
      PERSON                  7        SOLE DISPOSITIVE POWER
       WITH                            0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       637,182
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACHREPORTING PERSON

                637,182
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.7%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 7 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3330616
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
     NUMBER OF                         0
      SHARES                  -------- ----------------------------------
   BENEFICIALLY               6        SHARED VOTING POWER
   OWNED BY EACH                       86,888
     REPORTING                -------- ----------------------------------
      PERSON                  7        SOLE DISPOSITIVE POWER
       WITH                            0
                              -------- ----------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       86,888
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACHREPORTING PERSON

                86,888
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             PN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 8 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SCFF MANAGEMENT, LLC ("SCFF LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324306
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
     NUMBER OF                6        SHARED VOTING POWER
      SHARES                           724,070  shares of which  637,182  shares
   BENEFICIALLY                        are  directly  held  by SCFF  and  86,888
   OWNED BY EACH                       shares are  directly  held by SCFP.  SCFF
     REPORTING                         LLC is the  General  Partner  of SCFF and
      PERSON                           SCFP.
       WITH                   -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       724,070  shares of which  637,182  shares
                                       are  directly  held  by SCFF  and  86,888
                                       shares are  directly  held by SCFP.  SCFF
                                       LLC is the  General  Partner  of SCFF and
                                       SCFP.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                724,070
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 9 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------------------------------ -------- ----------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
                                       3,050,024   shares  of  which   2,159,432
      NUMBER OF                        shares  are  directly  held  by SC  VIII,
       SHARES                          26,782  shares are directly  held by SITP
    BENEFICIALLY                       VIII, 139,740 shares are directly held by
    OWNED BY EACH                      SITP VIII Q, 637,182  shares are directly
      REPORTING                        held  by  SCFF  and  86,888   shares  are
       PERSON                          directly  held by SCFP.  Mr.  Moritz is a
        WITH                           Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Moritz  disclaims   beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       3,050,024   shares  of  which   2,159,432
                                       shares  are  directly  held  by SC  VIII,
                                       26,782  shares are directly  held by SITP
                                       VIII, 139,740 shares are directly held by
                                       SITP VIII Q, 637,182  shares are directly
                                       held  by  SCFF  and  86,888   shares  are
                                       directly  held by SCFP.  Mr.  Moritz is a
                                       Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Moritz  disclaims   beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,050,024
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 10 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION -

                USA
------------------------------------ -------- ----------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
                                       3,050,024   shares  of  which   2,159,432
       NUMBER OF                       shares  are  directly  held  by SC  VIII,
        SHARES                         26,782  shares are directly  held by SITP
     BENEFICIALLY                      VIII, 139,740 shares are directly held by
     OWNED BY EACH                     SITP VIII Q, 637,182  shares are directly
       REPORTING                       held  by  SCFF  and  86,888   shares  are
        PERSON                         directly  held by  SCFP.  Mr.  Leone is a
         WITH                          Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Leone   disclaims   beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       3,050,024   shares  of  which   2,159,432
                                       shares  are  directly  held  by SC  VIII,
                                       26,782  shares are directly  held by SITP
                                       VIII, 139,740 shares are directly held by
                                       SITP VIII Q, 637,182  shares are directly
                                       held  by  SCFF  and  86,888   shares  are
                                       directly  held by  SCFP.  Mr.  Leone is a
                                       Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Leone   disclaims   beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,050,024
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     12.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 11 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------------------------------ -------- ----------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
                                       3,050,024   shares  of  which   2,159,432
         NUMBER OF                     shares  are  directly  held  by SC  VIII,
          SHARES                       26,782  shares are directly  held by SITP
       BENEFICIALLY                    VIII, 139,740 shares are directly held by
       OWNED BY EACH                   SITP VIII Q, 637,182  shares are directly
         REPORTING                     held  by  SCFF  and  86,888   shares  are
          PERSON                       directly held by SCFP.  Mr.  Stevens is a
           WITH                        Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Stevens  disclaims  beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       3,050,024   shares  of  which   2,159,432
                                       shares  are  directly  held  by SC  VIII,
                                       26,782  shares are directly  held by SITP
                                       VIII, 139,740 shares are directly held by
                                       SITP VIII Q, 637,182  shares are directly
                                       held  by  SCFF  and  86,888   shares  are
                                       directly held by SCFP.  Mr.  Stevens is a
                                       Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Stevens  disclaims  beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,050,024
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 12 of 16 Pages
-----------------------------                   --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MICHAEL GOGUEN
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b)  X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------ -------------------------------------------------------------------

                              5        SOLE VOTING POWER
                                       0
                              -------- -----------------------------------------
                              6        SHARED VOTING POWER
                                       3,050,024   shares  of  which   2,159,432
                                       shares  are  directly  held  by SC  VIII,
      NUMBER OF                        26,782  shares are directly  held by SITP
       SHARES                          VIII, 139,740 shares are directly held by
    BENEFICIALLY                       SITP VIII Q, 637,182  shares are directly
    OWNED BY EACH                      held  by  SCFF  and  86,888   shares  are
      REPORTING                        directly  held by SCFP.  Mr.  Goguen is a
       PERSON                          Managing  Member  of SC VIII LLC and SCFF
        WITH                           LLC.  Mr.  Goguen  disclaims   beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
                              -------- -----------------------------------------
                              7        SOLE DISPOSITIVE POWER
                                       0
                              -------- -----------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       3,050,024   shares  of  which   2,159,432
                                       shares  are  directly  held  by SC  VIII,
                                       26,782  shares are directly  held by SITP
                                       VIII, 139,740 shares are directly held by
                                       SITP VIII Q, 637,182  shares are directly
                                       held  by  SCFF  and  86,888   shares  are
                                       directly  held by SCFP.  Mr.  Goguen is a
                                       Managing  Member  of SC VIII LLC and SCFF
                                       LLC.  Mr.  Goguen  disclaims   beneficial
                                       ownership  of all such  shares  except to
                                       the  extent of his  individual  pecuniary
                                       interest therein.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,050,024
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 13 of 16 Pages
-----------------------------                   --------------------------------

ITEM 1.
        (a)     Name of Issuer:  Ikanos Communications, Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                                           47669 Fremont Boulevard
                                           Fremont, California  94538
ITEM 2.

        (a)     Name of Persons Filing:

                Sequoia Capital VIII, a Delaware Limited Partnership
                Sequoia International Technology Partners VIII, a Delaware
                        Limited Partnership
                Sequoia International Technology Partners VIII Q, a Delaware
                         Limited Partnership
                SC VIII Management, LLC
                Sequoia Capital Franchise Fund, L.P.
                Sequoia Capital Franchise Partners, L.P.
                SCFF Management, LLC
                Michael Moritz ("MM")
                Douglas Leone  ("DL")
                Mark Stevens  ("MS")
                Michael Goguen  ("MG")

                SC VIII LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SC VIII LLC and SCFF LLC.

        (b)     Address of Principal Business Office or, if none, Residence:
                                              3000 Sand Hill Road, 4-180
                                              Menlo Park, CA  94025

        (c)     Citizenship: MM, DL, MS, MG:  USA
                             SC VIII LLC, SC VIII, SITP VIII, SITP VIII Q, SCFF LLC, SCFF, SCFP: Delaware

        (d)     Title of Class of Securities:      Common

        (e)     CUSIP Number:              45173E105

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 14 of 16 Pages
-----------------------------                   --------------------------------

     ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:


                                 NOT APPLICABLE


     ITEM 4.   Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


     ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]




     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

     ITEM 7.   IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE

     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

     ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

     ITEM 10.  CERTIFICATION


                                 NOT APPLICABLE

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 15 of 16 Pages
-----------------------------                   --------------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 1, 2006


Sequoia Capital VIII, a Delaware
   Limited Partnership

Sequoia International Technology Partners
   VIII, a Delaware Limited Partnership
                                             Sequoia Capital Franchise
                                               Fund, L.P.
Sequoia International Technology Partners
   VIII-Q, a Delaware Limited Partnership    Sequoia Capital Franchise
                                               Partners, L.P.

By:  SC VIII Management, LLC,                By:  SCFF Management, LLC,
     their General Partner                        their General Partner

By:  /s/ Michael Moritz                      By:  /s/ Michael Moritz
    ------------------------------               ------------------------------
    Michael Moritz, Managing Member              Michael Moritz, Managing Member


/s/ Michael Goguen
------------------------------
Michael Goguen

/s/ Douglas Leone
------------------------------
Douglas Leone

/s/ Michael Moritz
------------------------------
Michael Moritz

/s/ Mark Stevens
------------------------------
Mark Stevens

-----------------------------                   --------------------------------
CUSIP NO. 45173E105                13 G                  Page 16 of 16 Pages
-----------------------------                   --------------------------------


                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that the Schedule 13G relating to shares of Ikanos Communications, Inc. to which this Agreement as to Joint Filing of
Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 1, 2006


Sequoia Capital VIII, a Delaware
   Limited Partnership

Sequoia International Technology Partners
   VIII, a Delaware Limited Partnership
                                             Sequoia Capital Franchise
                                               Fund, L.P.
Sequoia International Technology Partners
   VIII-Q, a Delaware Limited Partnership    Sequoia Capital Franchise
                                               Partners, L.P.

By:  SC VIII Management, LLC,                By:  SCFF Management, LLC,
     their General Partner                        their General Partner

By:  /s/ Michael Moritz                      By:  /s/ Michael Moritz
    ------------------------------               ------------------------------
    Michael Moritz, Managing Member              Michael Moritz, Managing Member


/s/ Michael Goguen
------------------------------
Michael Goguen

/s/ Douglas Leone
------------------------------
Douglas Leone

/s/ Michael Moritz
------------------------------
Michael Moritz

/s/ Mark Stevens
------------------------------
Mark Stevens